Free Writing Prospectus
Filed Pursuant to Rule 433
Registration Statement No. 333-162195
Dated July 30, 2012

Invesco PowerShares

powerSHARES
Xchange Traded Notes

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AGRICULTURE

DAG | PowerShares DB **Agriculture Double Long** ETN
AGF | PowerShares DB **Agriculture Long** ETN
ADZ | PowerShares DB **Agriculture Short** ETN
AGA | PowerShares DB **Agriculture Double Short** ETN

Deutsche Bank announced on February 9, 2012 the suspension of any further issuance of the PowerShares DB Agriculture Double Short Exchange Traded Note, PowerShares DB Agriculture Short Exchange Traded Note and PowerShares DB Agriculture Long Exchange Traded Note. Further issuance of PowerShares DB Agriculture Double Long Exchange Traded Note was suspended on February 14, 2011. The DB PowerShares Agriculture ETNs will continue to be listed and traded on NYSE Arca. Separately, Deutsche Bank announced that, effective after the close of trading on February 16, 2012, there would be a change in the underlying index to the PowerShares DB Agriculture ETNs. Please see the press release filed by Deutsche Bank with the SEC on February 9, 2012 for additional information.

The PowerShares DB Agriculture Double Long Exchange Traded Note (Symbol: DAG), PowerShares DB Agriculture Long Exchange Traded Note (Symbol: AGF), PowerShares DB Agriculture Short Exchange Traded Note (Symbol: ADZ) and PowerShares DB Agriculture Double Short Exchange Traded Note (Symbol: AGA) (collectively, the "PowerShares DB Agriculture ETNs") are the first exchange-traded products that provide investors with a cost-effective and convenient way to take a short or leveraged view on the performance of the agriculture sector.

All of the PowerShares DB Agriculture ETNs are based on a total return version of the Deutsche Bank Liquid Commodity Index — Optimum Yield Agriculture™, which is intended to track the long or short performance of the underlying futures contracts relating to corn, wheat, soybeans and sugar.

Investors can buy and sell PowerShares DB Agriculture ETNs at market price on the NYSE Arca exchange or receive a cash payment at the scheduled maturity or early repurchase based on the month-over-month performance of the index less investor fees. Investors may offer PowerShares DB Agriculture ETNs in blocks of no less than 200,000 securities and integral multiples of 50,000 securities thereafter for purchase, subject to the procedures described in the pricing supplement which include a fee of up to $0.03 per security.

Fact Sheet | Prospectus

Financial Details

	DAG	AGF	ADZ	AGA
Last Update	7/27/2012 3:59 PM EST	7/27/2012 3:38 PM EST	7/27/2012 9:59 AM EST	7/27/2012 3:59 PM EST
Price	13.99	21.69	21.15	14.93
Indicative Intra-day Value	14.04	21.99	19.77	11.38
Last End of Day RP Value	13.6236	21.6231	20.1988	11.9717
Last Date for End of Day Value	7/26/2012	7/26/2012	7/26/2012	7/26/2012

ETN History as of 6/30/2012[1] (Growth of $10,000 since April 30, 2008)

PowerSharesETNs.com - Products - PowerShares DB Agriculture Exchange Traded
Notes Page 2 of 4

PowerShares DB Agriculture ETN and Index Data

Ticker Symbols
Agriculture Double
                   DAG
Long
Agriculture Long   AGF
Agriculture Short  ADZ
Agriculture Double
                   AGA
Short

Intraday Indicative Value Symbols
Agriculture Double
                               DAGIV Long Agriculture Long AGFIV Agriculture
Short ADZIV Agriculture Double AGAIV Short

CUSIP Symbols
Agriculture Double
                     25154H558
Long
Agriculture Long     25154H533
Agriculture Short    25154H541
Agriculture Double
                     25154H566
Short
Details
ETN price at listing     $25.00
Inception date          4/14/08
Maturity date            4/1/38
Yearly investor fee      0.75%
Listing exchange      NYSE Arca
Index symbol         DBLCYEAG

Issuer
Deutsche Bank AG, London Branch Long-term Unsecured Obligations

Risks

Non-principal protected Leveraged losses Subject to an investor fee Limitations on repurchase Concentrated exposure to Agriculture Credit risk of the issuer

ETN Performance and Index History(%)(1)
As of 6/30/2012                      1 Year 3 Year   5 Year 10 Year Inception
ETN Performance
Agriculture Double Long               -9.33   5.86        -       - -18.09
Agriculture Long                      -0.87   5.89        -       - -6.14
Agriculture Short                     -7.64 -12.39        -       - -1.81
Agriculture Double Short             -19.87 -27.70        -       - -10.07
Index History
Deutsche Bank Liquid Commodity
                                      -1.28   6.58    3.37        - -5.71
Index-Optimum Yield Agriculture
Comparative Indexes(2)
S and P 500 Index                          5.45 16.40     0.22        -  2.75
Barclays Capital U.S. Aggregate        7.47   6.93     6.79       -  6.16
------------------------------- ----------- -------- ------ ------- ---------
Index Weights
As of 7/25/2012
Commodity                       Contract Expiry Date               Weight (%)
Corn                                     12/14/2012                   28.45
Soybeans                                 11/14/2012                   29.28
Sugar #11                                 6/28/2013                   19.30
Wheat                                     7/12/2013                    7.23
Wheat (Kansas Wheat)                      7/12/2013                    7.16
Wheat-Mineapolis Wht                      9/14/2012                    8.57

Source: Invesco PowerShares, Bloomberg L.P.

(1)ETN performance figures are based on repurchase value. Repurchase value is the current principal amount x applicable index factor x fee factor. See the prospectus for more complete information. Index history is for illustrative purposes only and does not represent actual PowerShares DB Agriculture ETN performance. The inception date of the Deutsche Bank Liquid Commodity Index -
Optimum Yield Agriculture[] is July 12, 2006. ETN Performance is based on a combination of the monthly returns from the Deutsche Bank Liquid Commodity
Index -- Optimum Yield Agriculture Excess Return[] (the "Agriculture Index")
plus the monthly returns from the DB 3-Month T-Bill Index (the "T-Bill Index"), resetting monthly as per the formula applied to the PowerShares DB Agriculture
ETNs, less the investor fee. The T-Bill Index is intended to approximate the returns from investing in 3-month United States Treasury bills on a rolling basis.

Index history does not reflect any transaction costs or expenses. Indexes are unmanaged, and you cannot invest

7/27/2012

PowerSharesETNs.com - Products - PowerShares DB Agriculture Exchange Traded
Notes Page 3 of 4

An investment in the PowerShares DB Agriculture ETNs
involves risks, including possible loss of principal. For a
description of the main risks, see "Risk Factors" in the
applicable pricing supplement.

Not FDIC Insured -- No Bank Guarantee -- May Lose
Value

The PowerShares DB Agriculture ETNs are senior
unsecured obligations of Deutsche Bank AG, London
Branch, and the amount due on the PowerShares DB
Agriculture ETNs is dependent on Deutsche Bank AG,
London Branch's ability to pay. The PowerShares DB
Agriculture ETNs are riskier than ordinary unsecured
debt securities and have no principal protection. Risks
of investing in the PowerShares DB Agriculture ETNs include
limited portfolio diversification, uncertain principal
repayment, trade price fluctuations, illiquidity and leveraged losses. Investing in the PowerShares DB Agriculture ETNs is
not equivalent to a direct investment in the index or index
components. The investor fee will reduce the amount of your
return at maturity or upon redemption of your PowerShares
DB Agriculture ETNs even if the value of the relevant index
has increased. If at any time the redemption value of the
PowerShares DB Agriculture ETNs is zero, your investment
will expire worthless. Ordinary brokerage commissions apply, and there are tax consequences in the event of sale,
redemption or maturity of the PowerShares DB Agriculture
ETNs. Sales in the secondary market may result in losses. An investment in the PowerShares DB Agriculture ETNs may not
be suitable for all investors.

The PowerShares DB Agriculture ETNs are concentrated in
agriculture commodity futures contracts. The market value of the PowerShares DB Agriculture ETNs may be influenced by
many unpredictable factors, including, among other things,
volatile agriculture prices, changes in supply and demand
relationships, changes in interest rates, and monetary and
other governmental actions. The PowerShares DB Agriculture
ETNs are concentrated in a single commodity sector, are
speculative and generally will exhibit higher volatility than commodity products linked to more than one commodity
sector.

The PowerShares DB Agriculture Double Long ETN and
PowerShares DB Agriculture Double Short ETN are both
leveraged investments. As such, they are likely to be more
volatile than an unleveraged investment. There is also a
greater risk of loss of principal associated with a leveraged investment than with an unleveraged investment.

Deutsche Bank AG, London Branch has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates.
Before you invest, you should read the prospectus and other documents filed by
Deutsche Bank AG, London Branch for more complete information about the issuer and this offering. You may get these documents for free by visiting
dbfunds.db.com or EDGAR on the SEC website at www.sec.gov. Alternatively, you may request a prospectus by calling 800.983.0903, or you may request a copy from any dealer participating in this offering.

Important Risk Considerations
The PowerShares DB Agriculture ETNs may not be suitable for investors seeking an investment with a term greater than the time remaining to the next monthly reset date and should be used only by knowledgeable investors who understand the potential adverse consequences of seeking longer term inverse or leveraged investment results by

7/27/2012

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Notes Page 4 of 4

means of securities that reset their exposure monthly. Investing in the ETNs is not equivalent to a direct investment in the index or index components because the current principal amount (the amount you invested) is reset each month, resulting in the compounding of monthly returns. The principal amount is also subject to the investor fee, which can adversely affect returns. The amount you receive at maturity (or upon an earlier repurchase) will be contingent upon each monthly performance of the index during the term of the securities. There is no guarantee that you will receive at maturity, or upon an earlier repurchase, your initial investment back or any return on that investment.
Significant adverse monthly performances for your securities may not be offset by any beneficial monthly performances.

Certain marketing services may be provided for these products by Invesco
Distributors, Inc. or its affiliate, Invesco PowerShares Capital Management
LLC. Neither firm is affiliated with Deutsche Bank.

PowerShares[R] is a registered trademark of Invesco PowerShares Capital
Management LLC. Invesco PowerShares Capital Management LLC is an indirect, wholly owned subsidiary of Invesco Ltd.

This material must be accompanied or preceded by a prospectus. Before investing, please read the prospectus carefully.

An investor should consider the securities' investment objective, risks, charges and expenses carefully before investing.

7/27/2012